UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Aguirre, Alvaro J.
   TV Filme, Inc.
   c/o ITSA-Intercontinental Telecomunicacoes
   SCS, Quadra 07-B1.A
   Brasilia, Brazil  70.300-911
2. Date of Event Requiring Statement (Month/Day/Year)
   July 26, 1996
3. IRS or Social Security Number of Reporting Person (Voluntary)
   98-0160214
4. Issuer Name and Ticker or Trading Symbol
   TV Filme, Inc.
   ("PYTV")
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Financial Officer
6. If Amendment, Date of Original (Month/Day/Year)
   July 26, 1996
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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No securities owned                        |                      |                |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Time based options (righ|(1)      |07/26/06 |Common Stock           |110,000  |$11.00    |D            |-                          |
t to buy)               |         |         |                       |         |          |             |                           |
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Explanation of Responses:
(1) These options vest and become fully exercisable as to 20% on July 26, 1997 and as to an additional 20% on each anniversary thereafter until all such options are fully vested and exercisable. These options also vest, to the extent not then vest on December 31, 1998 if Mr. Aguirre's employment arrangement with the Company is not renewed prior to the expiration
thereof.
SIGNATURE OF REPORTING PERSON
/s/ Alvaro J. Aguirre
DATE
March 10, 1997